                                 AMENDED AND RESTATED
                              ARTICLES OF INCORPORATION
                                          OF
                             NATIONAL MERCANTILE BANCORP
                               A CALIFORNIA CORPORATION

The undersigned certify that:

1. They are the president and chief executive officer and chief financial officer, respectively, of National Mercantile Bancorp, a California Corporation.

2. The Articles of Incorporation of this corporation are amended and restated to read as set forth in EXHIBIT A attached hereto.

3. The attached amendment and restatement of the Articles of Incorporation has been duly approved by the board of directors.

4. The attached amendment and restatement of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with
     Section 902, California Corporation Code. The total number of outstanding shares of the class of common stock entitled to vote with respect to the amendment was 3,078,146. There are no other amendment equaled or exceeded the vote required. The percentage vote required was more than 50%. Articles IV, V, VI, VII, VII and IX have not been amended or repealed, which amendment or repeal would have required the affirmative vote of the holders of not less than two-thirds (2/3) of the total voting power of all outstanding shares of the voting stock of National Mercantile Bancorp.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


DATE:          June 24, 1997            By  /s/ SCOTT A. MONTGOMERY
     -----------------------------        -------------------------------------
                                                   Scott A. Montgomery
                                          President and Chief Executive Officer



                                        By  /s/ JOSEPH W. KILEY, III
                                          -------------------------------------
                                                 Joseph W. Kiley, III
                                             Executive Vice President & CFO

                                                                       EXHIBIT A

                                 AMENDED AND RESTATED

                              ARTICLES OF INCORPORATION

                                          OF

                             NATIONAL MERCANTILE BANCORP
                               A CALIFORNIA CORPORATION


                                          I

          The name of the Corporation shall be:

                             NATIONAL MERCANTILE BANCORP

                                          II

          The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                         III

          The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                          IV

          The Corporation is authorized to issue two (2) classes of shares to be designated respectively common and preferred. The number of common shares authorized is Ten Million (10,000,000). The number of preferred shares authorized is One Million (1,000,000). The preferred shares may be issued in one or more series. The Board of Directors is authorized to fix the number of any such series of preferred shares and to determine the designation of any such series. The Board of Directors is further authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of preferred shares and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series.

                                          V

          Elections shall be by written ballot.

                                          VI

          The affirmative vote of the holders of not less than two-thirds (2/3) of the total voting power of all outstanding shares of voting stock of this Corporation shall be required for the approval of any proposal (1) that this Corporation merge or consolidate with any other corporation if such other corporation and its affiliates singly or in the aggregate are directly or indirectly the beneficial owners of more than twenty percent (20%) of the total voting power of all outstanding shares of the voting stock of this Corporation (such other corporation being herein referred to as a "Related Corporation"), or
(2) that this Corporation sell or exchange all or substantially all of its assets or business to or with such Related Corporation, or (3) that this Corporation issue or deliver any stock or other securities of its issue in exchange or payment for any properties or assets of such Related Corporation or securities issued by such Related Corporation or in a merger of any affiliate of this Corporation with or into such Related Corporation or any of its affiliates, if to effect such transaction the approval of shareholders of this Corporation is required by law; provided, however, that the foregoing shall not apply to any such merger, consolidation, sale or exchange, or issuance or delivery of stock or other securities which was (i) approved by resolution of the Board of Directors adopted by the affirmative vote of not less than two-thirds (2/3) of the then authorized number of directors, or (ii) approved by resolution of the Board of Directors prior to the acquisition of the beneficial ownership of more than twenty percent (20%) of the total voting power of all outstanding shares of the voting stock of this Corporation by such Related Corporation and its affiliates, nor shall it apply to any such transaction solely between this Corporation and another corporation fifty percent (50%) or more of the voting stock of which is owned by this Corporation. For the purposes hereof, an "affiliate" is any person (including a corporation, partnership, trust, estate or individual) who directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the person specified; "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise; and in computing the percentage of outstanding voting stock beneficially owned by any person the shares outstanding and the shares owned shall be determined as of the record date fixed to determine the shareholders entitled to vote with respect to such proposal. The shareholder vote, if any, required for mergers, consolidations, sales or exchanges of assets or issuances of stock or other securities not expressly provided for in this Article, shall be such as may be required by applicable law.

                                         VII

          No action shall be taken by the shareholders except at an annual or special meeting of shareholders.

                                         VIII

          If at any time the Corporation has a variable board, the shareholders of the Corporation may not change the exact number of directors within the limits specified in the bylaws, except by the vote of the holders of not less than two-thirds (2/3) of the total voting power of all outstanding shares of voting stock of the Corporation.

          After the issuance of shares, any action by the shareholders to specify or change the fixed number of directors (if the Corporation does not have a variable board) or the maximum or minimum number of directors (if the Corporation has a variable board) or to change from a fixed to a variable board or vice versa shall not be made, repealed, altered, amended or rescinded except by the vote of the holders of not less than two-thirds (2/3) of the total voting power of all outstanding shares of voting stock of the Corporation; provided, however, that a bylaw reducing the fixed number or the minimum number of directors to a number less than five (5) cannot be adopted if the votes cast against its adoption at a meeting are equal to more than sixteen and two-thirds percent (16-2/3%) of the outstanding shares entitled to vote.

                                          IX

          The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on shareholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles IV, V, VI, VII, VIII and this Article IX may not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of not less than two-thirds (2/3) of the total voting power of all outstanding shares of voting stock of this Corporation.

                                          X

          Upon filing with the Secretary of State of the State of California of these Amended and Restated Articles of Incorporation, every 9.09 outstanding shares of common shares prior to the filing of these Articles shall be combined and converted into one (1) share of newly issued common shares (the "Reverse Stock Split"). The number of authorized shares of common shares ("Common Stock") shall remain as 10,000,000.

                                          XI

          Pursuant to the authority conferred upon the Board of Directors by
Article IV of these Amended and Restated Articles of Incorporation (and with the approval of more than a majority of the outstanding shares of Common Stock), the preferred shares (the "Preferred Stock") shall consist of 990,000 shares of Series A Noncumulative Convertible Perpetual Preferred Stock (the "Series A Preferred Stock") and 10,000 shares undesignated as to series. The shares of Common Stock and Preferred Stock are referred to herein collectively as the "capital stock".

(A)  VOTING PRIVILEGES OF SERIES A PREFERRED STOCK.

     (1) GENERAL. Each holder of Series A Preferred Stock shall have that number of votes on all matters submitted to the shareholders that is equal to the number of shares of Common Stock into which such holder's shares of Series A Preferred Stock are then convertible, as hereinafter provided.

     (2) ADDITIONAL CLASS VOTES BY SERIES A PREFERRED STOCK. In addition to any class votes required by the California General Corporation Law, without the affirmative vote or written consent of the holders (acting together as a class) of a majority of the shares of Series A Preferred Stock at the time outstanding, the Corporation shall not:

     (a) authorize any additional shares of Series A Preferred Stock, or authorize or issue any shares of capital stock having priority over Series A Preferred Stock or ranking on a parity therewith as to the payment or distribution of (i) assets upon the liquidation or dissolution, voluntary or involuntary, of the Corporation, or (ii) dividends; or

     (b) amend, alter or repeal any of the provisions of the Amended and Restated Articles of Incorporation of the Corporation or adopt any Certificate of Determination of Rights and Preferences with respect to any class or series of capital stock so as to adversely affect the rights, preferences and privileges relating to Series A Preferred Stock or the holders thereof or waive any of the rights granted to the holders of the Series A Preferred Stock by the Amended and Restated Articles of Incorporation of the Corporation; or

     (c) amend, alter or repeal any of the provisions of the Amended and Restated Articles of Incorporation, or the bylaws, of the Corporation with respect to the election of directors by cumulative voting; or

     (d) issue any authorized shares of Series A Preferred Stock except in connection with (i) an offering of rights to holders of Common Stock to purchase shares of the Series A Preferred Stock (the "Rights Offering") consummated on or before June 30, 1997, (ii) an offering of shares of the Series A Preferred Stock to certain institutional investors for purchase (the "Standby Purchaser Offering") consummated on or before June 30, 1997, (iii) a sale of shares of Series A Preferred Stock to certain private purchasers (the "Private Purchaser Offering") consummated on or before June 30,

     1997, and (iv) the exercise of a warrant to purchase shares of the Series A Preferred Stock pursuant to a certain Warrant Agreement dated December 31, 1995, between the Corporation and California State Teachers' Retirement System. The Rights Offering, the Private Purchasers Offering and the Standby Purchasers Offering are referred to collectively as the "Offerings."

(B)  DIVIDENDS.

     (1) Unless otherwise prohibited by law, the Series A Preferred Stock shall be entitled to receive non-cumulative cash dividends at the annual rate of 6.5% of the Liquidation Amount (as defined in Paragraph C below) per share, payable quarterly on the first day of January, April, July and October in each year, commencing October 1, 1999, with respect to the three months then ending, before any distribution by way of dividend or otherwise shall be declared or paid upon, or set apart for, the shares of Common Stock or any other class of shares of the Corporation ranking junior to the Series A Preferred Stock with respect to the payment of dividends or upon liquidation, dissolution or winding up of the Corporation (the "Junior Stock"). Each such dividend will be payable to holders of record as they appear on the books of the Corporation on or about the fifteenth day of the month preceding the payment dates thereof, as shall be fixed by the Board of Directors of the Corporation. The amount of dividends payable for each quarterly dividend period shall be computed by dividing by four the dividend due on the basis of the 6.5% annual rate. Dividends payable on the Series A Preferred Stock for any period shorter than a full three months shall be computed on the basis of 30-day months and a 360-day year.

     (2) No dividend (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, such class or series of stock ranking on parity with the Series A Preferred Stock as to dividends) may be paid upon, or declared or set apart for, any class or series of stock ranking on a parity with the Series A Preferred Stock as to dividends, for any dividend period, prior to October 1, 1999, and thereafter, unless there shall be or have been declared on the Series A Preferred Stock dividends for the then current quarterly period coinciding with or ending before such quarterly period, ratably in proportion to the respective annual dividend rates fixed therefor.

     (3) No dividend (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock and other than as provided in subparagraph (2) of this paragraph (B)) shall be declared or paid or set aside for payment or other distribution declared or made upon any Junior Stock or any capital stock ranking on a parity with the Series A Preferred Stock as to dividends or upon liquidation or dissolution (the "Parity Stock"), nor shall any Junior Stock or Parity Stock be redeemed, purchased or otherwise be acquired for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any shares of Junior Stock or Parity Stock) by the Corporation (except by conversion into or exchange for Junior Stock or Parity Stock), in each case, prior to October 1, 1999, and thereafter, unless full dividends on all outstanding shares of Series A Preferred Stock shall have been paid for the then current dividend period or declared and a sum sufficient for the payment thereof set aside for such payment.

(C)  OTHER TERMS OF THE SERIES A PREFERRED STOCK.

     (1) LIQUIDATION PREFERENCE. In the event of an involuntary or voluntary liquidation or dissolution of the Corporation at any time, the holders of shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation an amount equal to $10.00 per share (appropriately adjusted to reflect stock splits, stock dividends, reorganizations, consolidations and similar changes hereafter effected) (the "Liquidation Amount"), plus dividends declared and unpaid thereon, if any. In the event of either an involuntary or a voluntary liquidation or dissolution of the Corporation payment shall be made to the holders of shares of Series A Preferred Stock in the amounts herein fixed before any payment shall be made or any assets distributed to the holders of the Common Stock or any other class or series of capital stock of the Corporation ranking junior to the Series A Preferred Stock with respect to payment upon dissolution or liquidation of the Corporation. If upon any liquidation or dissolution of the Corporation the assets available for distribution shall be insufficient to pay the holders of all outstanding shares of Series A Preferred Stock and any other class or series of capital stock ranking on a parity with the Series A Preferred Stock as to payments upon dissolution or liquidation of the Corporation the full amounts to which they respectively shall be entitled, then such assets or the proceeds thereof shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full.

     At any time, in the event of the merger or consolidation of the Corporation into or with another Corporation or the merger or consolidation of any other Corporation into or with the Corporation or a plan of exchange between the Corporation and any other Corporation (in which consolidation or merger or plan of exchange any shareholders of the Corporation receive distributions of cash or securities or other property) or the sale, transfer or other disposition of all or substantially all of the assets of the Corporation, then, such transaction shall be deemed, solely for purposes of determining the amounts to be received by the holders of the Series A Preferred Stock in such merger, consolidation, plan of exchange, sale, transfer or other disposition, and for purposes of determining the priority of receipt of such amounts as between the holders of the Series A Preferred Stock and the holders of other classes or series of capital stock, to be a liquidation or dissolution of the Corporation.

     Nothing hereinabove set forth shall affect in any way the right of each holder of shares of Series A Preferred Stock to convert such shares at any time and from time to time in accordance with subparagraph (3) below.

     (2)  REDEMPTION.

     (a) The shares of Series A Preferred Stock shall not be redeemable by the Corporation prior to July 1, 2000. On and after July 1, 2000, the Corporation, at its sole option, may redeem shares of Series A Preferred Stock, in whole or in part, at any time or from time to time, to the extent the Corporation has funds legally available therefor, at the redemption prices set forth below (expressed as a percentage of the Liquidation Amount) and upon the approval of the Board of Governors of the Federal Reserve System. If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the Corporation will select the shares to be redeemed by lot, pro rata (as nearly may be), or in such other equitable manner as the Board of Directors of the Corporation may determine.

          If redeemed during the twelve-month period beginning July 1

                    Year                                 Price Per Share
                    ----                                 ---------------
                    2000      .......................         105%

                    2001      .......................         104%

                    2002      .......................         103%

                    2003      .......................         102%

                    2004      .......................         101%

          at the price indicated above, and from and after July 1, 2005, at the price per share of 100% of the Liquidation Amount, plus in each case declared and unpaid dividends thereon to the date fixed for redemption (the total sum so payable on any such redemption being herein referred to as the "redemption price").

     (b) In no event shall the Corporation redeem less than all the outstanding shares of Series A Preferred Stock, unless dividends for the then-current dividend period (without accumulation of any accrued and unpaid dividends for prior dividend periods unless previously declared and without interest) to the date fixed for redemption shall have been declared and paid or set apart for payment on all outstanding shares of Series A Preferred Stock; provided, however, that the foregoing shall not prevent, if otherwise permitted, the purchase or acquisition by the Corporation of shares of Series A Preferred Stock pursuant to a tender or exchange offer made on the same terms to holders of all the outstanding shares of Series A Preferred Stock and mailed to the holders of record of all such outstanding shares at such holders' addresses as the same appear on the books of the Corporation; and provided further that if some, but less than all, of the shares of Series A Preferred Stock are to be purchased or otherwise acquired pursuant to such a tender or exchange offer and the number of such shares so tendered exceeds the number of shares so to be purchased or otherwise acquired by the Corporation, the shares of Series A Preferred Stock so tendered shall be purchased or otherwise acquired by the Corporation on a pro rata basis (with adjustments to eliminate fractions) according to the number of such shares duly tendered by each holder so tendering shares of Series A Preferred Stock for such purchase or exchange.

     (c) Notice of any redemption pursuant to this subparagraph (2) shall be mailed at least 30, but not more than 60, days in advance of the date designated for such redemption (herein called the "redemption date") to the holders of record of shares of Series A Preferred Stock so to be redeemed at their respective addresses as the same shall appear on the books of the Corporation. To facilitate the redemption of shares of Series A Preferred Stock, the Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock to be redeemed not more than 60 days prior to the redemption date. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) that the shares of Series A Preferred Stock called for redemption may be converted at any time prior to the date fixed for redemption; (v) the applicable conversion price or rate;
          (vi) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (vii) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

     (d) The Corporation shall, on or prior to the date fixed for redemption of any shares, but not earlier than 45 days prior to the date fixed for redemption, deposit with its transfer agent or other redemption agent selected by the Board of Directors, as a trust fund, a sum sufficient to redeem the shares called for redemption, with irrevocable instructions and authority to such transfer agent or other redemption agent to give or complete the notice of redemption thereof and to pay to the respective holders of such shares, as evidenced by a list of such holders certified by an officer of the Corporation, the redemption price upon surrender of their respective share certificates. Such deposit shall be deemed to constitute full payment of such shares to their holders; and from and after the date of such deposit, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, rights to receive dividends and distributions shall cease to accrue from and after the redemption date, and all rights of the holders of the Series A Preferred Stock called for redemption, as shareholders of the Corporation with respect to such shares, shall cease and terminate, except the right to receive the redemption price, without interest, upon the surrender of their respective certificates, and except the right to convert their shares into Common Stock as provided in subparagraph (3) of this paragraph (C), until the close of business on the redemption date. In case the holders of any shares shall not, within six years after such deposit, claim the amount deposited for redemption thereof, such transfer agent or other redemption agent shall, upon demand, pay over to the Corporation the balance of such amount so deposited. Thereupon, such transfer agent or other redemption agent shall be relieved of all responsibility to the holders thereof and the sole right of such holders shall be as general creditors of the Corporation. To the extent that shares of Series A Preferred Stock called for redemption are converted into Common Stock prior to the date fixed for redemption, the amount deposited by the Corporation to redeem such shares shall immediately be returned to the Corporation. Any interest accrued on any funds so deposited shall belong to the Corporation, and shall be paid to it from time to time on demand.

     (e) Redemption of any shares of Series A Preferred Stock is subject to the prior approval of any federal regulatory agency with jurisdiction over such matters.

     (3) CONVERSION RIGHT. At the option of the holders thereof, the shares of Series A Preferred Stock shall be convertible, at the office of the Corporation (or at such other office or offices, if any, as the Board of Directors may designate), into fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock of the Corporation, at the conversion price, determined as hereinafter provided, in effect at the time of conversion, each share of Series A Preferred Stock being deemed to have a value of $10.00 for the purpose of such conversion. The price at which shares of Common Stock shall be delivered upon conversion (herein called the "conversion price") shall be initially $10.00 per share of Common Stock (I.E., at an initial conversion rate of one share of Common Stock for each share of Series A Preferred Stock); PROVIDED, HOWEVER, that such initial conversion price shall be subject to adjustment from time to time in certain instances as hereinafter provided. In the case of the call for redemption of any shares of Series A Preferred Stock, such right of conversion shall cease and terminate as to the shares designated for redemption on the day such shares are actually redeemed by the Corporation. The following provisions shall govern such right of conversion:

     (a) To convert shares of Series A Preferred Stock into shares of Common Stock of the Corporation, the holder thereof shall surrender at any office hereinabove mentioned the certificate or certificates therefor, duly endorsed to the Corporation or in blank, and give written notice to the Corporation at such office that such holder elects to convert such shares. Shares of Series A Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion as herein provided, and the person entitled to receive the shares of Common Stock of the Corporation issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock at such time. As promptly as practicable on or after the conversion date, the Corporation shall issue and deliver or cause to be issued and delivered at such office a certificate or certificates for the number of shares of Common Stock of the Corporation issuable upon such conversion.

     (b) The conversion price shall be subject to adjustment from time to time as hereinafter provided. Upon each adjustment of the conversion price each holder of shares of

          Series A Preferred Stock shall thereafter be entitled to receive the number of shares of Common Stock of the Corporation obtained by multiplying the conversion price in effect immediately prior to such adjustment by the number of shares issuable pursuant to conversion immediately prior to such adjustment and dividing the product thereof by the conversion price resulting from such adjustment.

     (c) In case the Corporation shall (i) declare a dividend upon the Common Stock payable in Common Stock (other than a dividend declared to effect a subdivision of the outstanding shares of Common Stock, as described in subparagraph (d) below) or Convertible Securities, or in any rights or options to purchase Common Stock or Convertible Securities, or (ii) declare any other dividend or make any other distribution upon the Common Stock payable otherwise than out of earnings or earned surplus, then thereafter each holder of shares of Series A Preferred Stock upon the conversion thereof will be entitled to receive the number of shares of Common Stock into which such shares of Series A Preferred Stock have been converted, and, in addition and without payment therefor, each dividend described in clause (i) above and each dividend or distribution described in clause (ii) above which such holder would have received by way of dividends or distributions if continuously since such holder became the record holder of such shares of Series A Preferred Stock such holder (i) had been the record holder of the number of shares of Common Stock then received, and (ii) had retained all dividends or distributions in stock or securities (including Common Stock or Convertible Securities, and any rights or options to purchase any Common Stock or Convertible Securities) payable in respect of such Common Stock or in respect to any stock or securities paid as dividends or distributions and originating directly or indirectly from such Common Stock. For the purposes of the foregoing a dividend or distribution other than in cash shall be considered payable out of earnings or earned surplus only to the extent that such earnings or earned surplus are charged an amount equal to the fair value of such dividend or distribution as determined by the Board of Directors of the Corporation.

     (d) In case the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the conversion price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares (other than the Reverse Stock Split), the conversion price in effect immediately prior to such combination shall be proportionately increased.

     (e) If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another Corporation, or the sale of all or substantially all of its assets to another Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, and subject to subparagraph (1) above, lawful and adequate provision shall be made whereby the holders of Series A Preferred Stock shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of the Common Stock of the Corporation immediately theretofore receivable upon the conversion of Series A Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore receivable upon the conversion of Series A Preferred Stock had such reorganization, reclassification, consolidation, merger or sale not taken place, plus all declared dividends unpaid and accumulated or accrued thereon to the date of such reorganization, reclassification, consolidation, merger or sale, and in any such case appropriate provision shall be made with respect to the rights and interests of the holders of Series A Preferred Stock to the end that the provisions hereof (including without limitation provisions for adjustments of the conversion price and of the number of shares receivable upon the conversion of Series A Preferred Stock) shall thereafter be applicable, as nearly as may be in relation to any shares of stock, securities or assets thereafter receivable upon the conversion of Series A Preferred Stock. The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor Corporation (if other than the Corporation) resulting from such consolidation or merger or the Corporation purchasing such assets shall assume by written instrument executed and mailed to the registered holders of Series A Preferred Stock, at the last addresses of such holders appearing on the books of the Corporation, the obligation to deliver to such holders such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to receive.

     (f) Upon any adjustment of the conversion price, then and in each case the Corporation shall give written notice thereof, by first-class mail, postage prepaid, addressed to the registered holders of Series A Preferred Stock, at the addresses of such holders as shown on the books of the Corporation, which notice shall state the conversion price resulting from such adjustment and the increase or decrease, if any, in the number of shares receivable at such price upon the conversion of Series A Preferred Stock, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.


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

     (g)  In case at any time:

          (i) the Corporation shall pay any dividend payable in stock upon its Common Stock or make any distribution (other than regular cash dividends) to the holders of its Common Stock;

          (ii) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

          (iii) there shall be any capital reorganization, or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another Corporation; or

          (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

          then, in any one or more of said cases, the Corporation shall give written notice, by first-class mail, postage prepaid, addressed to the registered holders of Series A Preferred Stock at the addresses of such holders as shown on the books of the Corporation, of the date on which (i) the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights, or
          (ii) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up shall take place, as the case may be. Such notice also shall specify the date as of which the holders of Common Stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding up, as the case may be. Such written notice shall be given at least 20 days prior to the action in question and not less than 20 days prior to the record date or the date on which the Corporation's transfer books are closed in respect thereto.

     (h) As used in this paragraph (3) the term "Common Stock" shall mean and include the Corporation's presently authorized Common Stock and also shall include any capital stock of any class of the Corporation hereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, provided that the shares receivable pursuant to conversion of shares of Series A Preferred Stock shall include shares designated as Common Stock of the Corporation as of the date of issuance of such shares of Series A Preferred Stock, or, in case of any reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subparagraph (e) above.

     (i) No fractional shares of Common Stock shall be issued upon conversion, but, instead of any fraction of a share which would otherwise be issuable, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market price per share of Common Stock as of the close of business on the day of conversion. "Market price" shall mean if the Common Stock is traded on a securities exchange or on the Nasdaq Stock Market, the closing price of the Common Stock on such exchange or the Nasdaq Stock Market, or, if the Common Stock is otherwise traded in the over-the-counter market, the closing bid price, in each case averaged over a period of 20 consecutive business days prior to the date as of which "market price" is being determined. If at any time the Common Stock is not traded on an exchange or the Nasdaq Stock Market, or otherwise traded in the over-the-counter market, the "market price" shall be deemed to be the higher of (i) the book value thereof as determined by any firm of independent public accountants of recognized standing selected by the Board of Directors of the Corporation as of the last day of any month ending within 60 days preceding the date as of which the determination is to be made, or (ii) the fair value thereof determined in good faith by the Board of Directors of the Corporation as of a date which is within 15 days of the date as of which the determination it to be made.

                                         XII

          Each holder of Common Stock shall have one vote on all matters submitted to the shareholders for each share of Common Stock standing in the name of such holder on the books of the Corporation. Except as otherwise provided herein, and except as otherwise required by law, the shares of capital stock of the Corporation shall vote as a single class on all matters submitted to the shareholders.

                                         XIII

TRANSFER RESTRICTIONS

     (A) GENERAL. The shares of capital stock may not be transferred by any person (the "Initial Transferor") in any manner to any extent to any other person (other than persons to whom the Corporation is contractually obligated on or before the date of issuance of the Series A Preferred Stock in the Offerings to transfer up to 4.9% of the Corporation's stock) if such other person is or would become by reason of the transfer a beneficial owner of more than 4.5% (or 4.9% as described above) of the Corporation's stock (a "Prohibited Transferee"), as the term "stock" is defined and such ownership is determined under Section 382 of the Internal Revenue Code of 1986, as amended, and regulations thereunder (collectively "Section 382"). For purposes of this provision, transfers to a Prohibited Transferee shall include transfers directly with or through trusts, estates, corporations, partnerships or other entities as defined under Internal Revenue Code Regulation Section 1.382-3(a), and attribution through such entities shall be determined pursuant to Section 382.


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

     (B) PROHIBITED STOCK. Transfers made in violation of paragraph (A) of this Article XIII shall not be effective to transfer ownership of the shares of Preferred Stock or Common Stock subject thereto ("Prohibited Stock").

     (1) Upon the transfer of Prohibited Stock, the Corporation shall have thirty (30) days from discovery of such prohibited transfer to demand the transfer of the Prohibited Stock from the Prohibited Transferee to the agent designated by the Board of Directors (the "Agent").
          Further, the Agent shall demand the transfer of any distributions received on such Prohibited Stock by the Prohibited Transferee. Discovery shall be deemed to have been made pursuant to provisions of
          Section 382 regarding discovery of ownership changes. If a Prohibited Transferee shall refuse or fail upon demand by the Corporation to transfer such Prohibited Stock and distributions received thereon, the Corporation shall take all necessary action at law or equity to compel such transfer as soon as possible.

     (2) Upon transfer by the Prohibited Transferee of the Prohibited Stock, together with distributions received thereon, the Agent shall sell such Prohibited Stock as soon as practicable thereafter in an arm's length transaction and in a manner consistent with the restriction set forth in this paragraph upon the refusal by the Prohibited Transferee. Proceeds from such sale shall not inure to the benefit of the Corporation or the Agent but shall be remitted to the Prohibited Transferee in an amount not to exceed the amount paid by the Prohibited Transferee for such Prohibited Stock, or, if the transfer made in violation of this paragraph was by gift, inheritance or similar transfer, the fair market value of such shares at the time of receipt of such shares by the Prohibited Transferee. For purposes of the foregoing, the fair market value per share of the Prohibited Stock shall not be less than: (i) the average of the highest and lowest selling price at the time of receipt of such shares by the Prohibited Transferee or if there were no sales on such date, then not less than the mean between the bid and asked price on such date, if the Prohibited Stock was listed on a national securities exchange or quoted on the Nasdaq Stock Market on such date; (ii) the mean between the bid and asked price on such date or, if there was no bid and asked price on such date, then on the next prior business day on which there was a bid and asked price if the Prohibited Stock was traded otherwise than on a national securities exchange or the Nasdaq Stock Market on such date; or (iii) as determined by the Board of Directors.

     (3) Any sale of Prohibited Stock by a Prohibited Transferee received in violation of this Article XIII shall be deemed to have been made solely by the Agent, and the Agent shall demand of the Prohibited Transferee the proceeds from such sale together with distributions received from such Prohibited Stock. Such demand shall be made within thirty (30) days of discovery (as that term is described in paragraph
          (B) of this Article XIII) by the Agent of the transfer of the Prohibited Stock to the Prohibited Transferee. If the Prohibited Transferee shall refuse or fail upon demand by the

          Agent to surrender such proceeds and distributions, the Agent shall take all necessary action at law or in equity to compel the transfer of such proceeds and distributions. The Agent, at its discretion, may make demand of such proceeds in the amount net of the amount which the Prohibited Transferee would have received from the Agent had the Agent rather than the Prohibited Transferee sold such Prohibited Stock.

     (4) Any proceeds received by the Agent as a result of the sale of the Prohibited Stock, whether by the Agent or by the Prohibited Transferee, and the distributions received on such Prohibited Stock, shall be transferred to the Initial Transferor, less any amounts remitted to or retained by the Prohibited Transferee as otherwise described in Article XIII. If such Initial Transferor cannot be determined by the Agent within ninety (90) days after receipt by the Agent of such proceeds and distributions, the Agent may pay any such amounts due the Initial Transferor into a court or governmental agency, if applicable law permits, and otherwise must irrevocably transfer such amounts to a charity designated by the Agent. In no event shall amounts due to such Initial Transferor inure to the benefit of the Agent, but such amounts may be used to reimburse the Agent, if any, for reasonable expenses incurred in attempting to identify the Initial Transferor.

     (5) The Board of Directors is expressly empowered to waive application of this Article XIII to any specific transaction, provided that such waiver is by resolution of the Board of Directors duly considered and approved by at least a majority of the Board of Directors prior to any such transfer of stock described within this Article XIII.

     (C) LEGEND. Certificates representing shares of the capital stock shall, upon issuance, bear the following legend:

          THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF NATIONAL MERCANTILE BANCORP (THE "COMPANY") PROHIBIT THE TRANSFER OF THE SHARES OR INTERESTS REPRESENTED BY THIS CERTIFICATE TO ANY PERSON IF SUCH PERSON IS OR WOULD BECOME BY REASON OF SUCH TRANSFER THE BENEFICIAL OWNER OF MORE THAN 4.5% (OR 4.9% IF THE TRANSFEREE IS A PERSON TO WHOM THE COMPANY IS CONTRACTUALLY OBLIGATED ON OR BEFORE THE DATE OF ISSUANCE OF THESE SHARES OR INTERESTS TO TRANSFER UP TO 4.9% OF THE COMPANY'S STOCK) OF THE COMPANY'S STOCK, AS THE TERM "STOCK" IS DEFINED, AND SUCH OWNERSHIP IS DETERMINED, UNDER SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

     (D) TERMINATION. This Article XIII shall have no applicability and shall be of no force and effect, notwithstanding notations to the contrary on any certificates evidencing ownership of any securities of the Corporation, (i) on or after July 1, 2000 or (ii) upon the occurrence of any transaction in which holders of all outstanding shares of capital stock receive, or are offered the opportunity to receive, cash, stock or other property for all such shares and upon the consummation of which the acquiror will own at least a majority of the outstanding shares of capital stock.

                                         XIV

          This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the General Corporation Law of California) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the General Corporation Law of California, subject to any limitations on indemnification under the General Corporation Law of California which cannot be waived.





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